NU SKIN ENTERPRISES™

FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110
Kara Schneck (media)
(801) 345-2116

NU SKIN ENTERPRISES REPORTS THIRD QUARTER 2003 RESULTS

PROVO, Utah — Oct. 23, 2003 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported stronger than expected revenue for the quarter ended Sept. 30, 2003, and earnings per share at the high-end of the company’s projected range. Solid performances in Japan, China and the U.S. nutrition business contributed to positive third quarter results.

        In a separate release, the company announced today its agreement to repurchase 10.8 million shares of common stock from certain members of the company’s original shareholder group, and the sale of 6.2 million additional shares of common stock by the same shareholders to third-party investors.

Financial Results

        For the quarter ended Sept. 30, 2003, Nu Skin Enterprises’ revenue was $250.2 million compared to $252.9 million in 2002. The year-over-year comparison was negatively impacted by the loss of revenue from the divestiture of the professional employer organization (PEO) and the restructuring of other unprofitable Big Planet services, which totaled $5.4 million of revenue in the prior year period. Net income during the third quarter was $15.1 million with earnings per share of $0.19, compared to net income of $15.9 million and earnings per share of $0.19 for the same period in 2002. Earnings for the quarter were negatively impacted by $5.6 million in previously announced one-time charges related to a labor reduction and the divestiture of the PEO. Excluding the impact of these one-time restructuring charges, third quarter net income would have been $18.7 million with earnings per share of $0.23. Third-quarter revenue was positively impacted 1 percent by foreign currency fluctuations compared to the prior-year period.

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Nu Skin Enterprises, Inc.
October 23, 2003

        For the nine months ended Sept. 30, 2003, revenue was $710.5 million compared to $713.9 million during the same period in 2002. Net income was $44.7 million with earnings per share of $0.55. This compares to net income of $46.9 million and earnings per share of $0.56 for the first nine months of 2002. Excluding the impact of the one-time charges, nine-month net income would have been $48.3 million with earnings per share of $0.59. Revenue during the first nine months of the year was positively impacted 4 percent by foreign currency fluctuations compared to the prior-year period.

        A GAAP reconciliation of net income and earnings per share excluding the one-time restructuring charges is included in the attached financial tables.

        “We are pleased with our third quarter results,” said Truman Hunt, president and chief executive officer. “We reversed a modest revenue decline in Japan by posting a 2 percent year-over-year revenue gain, generated a sequential revenue increase of 85 percent in China from the second quarter, and realized good growth in our U.S. nutrition business. During the quarter, we also eliminated or modified unprofitable services offered by Big Planet to significantly improve the division’s business model. In addition, we concluded a headcount reduction at our corporate headquarters to reinvest the savings on initiatives designed to drive revenue growth.

        “We also announced today a transaction that we believe will provide a significant benefit to our public shareholders. We are using our financial strength to complete an accretive repurchase of shares at a favorable price, secure long-term selling restrictions from our original shareholder group, and negotiate the conversion of all our outstanding super-voting Class B common shares to our publicly traded Class A common shares. All of this enables us to emerge as a stronger public company.”

Regional Results

North Asia. Revenue increased 3 percent to $158.8 million during the third quarter in North Asia compared to the same period in 2002. Japan posted a local currency revenue gain of 2 percent. The stronger than expected results were positively impacted by the introduction of new products and special distributor incentives designed to develop distributor leadership. Local currency revenue in South Korea was down 7 percent, an improvement over the decline in the second quarter. Although decreasing 3 percent compared to 2002, the North Asia executive distributor count increased 4 percent sequentially.

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Nu Skin Enterprises, Inc.
October 23, 2003

North America. Third quarter revenue in North America was $29.1 million, down from $40.5 million during the same period in 2002. Growth in the U.S. nutrition business was offset by revenue declines in Big Planet related to the divestiture and restructuring of unprofitable services and the inclusion in prior year results of $6.0 million of sales to foreign distributors at last year’s global convention held in the United States. The executive distributor count in North America increased 8 percent in the third quarter.

Greater China. Revenue in the Greater China region increased 27 percent to $34.8 million during the third quarter. Mainland China continues to post strong gains with revenue up 85 percent sequentially from the second quarter to $10.8 million. Increased revenue from Mainland China more than offset a revenue decline in Taiwan, which was a result of many Taiwan distributor leaders focusing their efforts on Mainland China. In addition, Mainland China posted an operating profit for the quarter, representing a swing to profitability earlier than anticipated. The executive distributor count in the region continues to improve due to the addition of newly employed sales representatives in Mainland China.

South Asia/Pacific. Third quarter revenue in the South Asia/Pacific region was down 19 percent to $19.2 million. Thailand and Australia/New Zealand continue to post positive trends with revenue up 64 percent and 17 percent, respectively. Although down year-over-year, combined Malaysia and Singapore revenue increased sequentially and trended well during the quarter. The executive distributor count in South Asia/Pacific was down 27 percent compared to prior year results due to declines in Malaysia and Singapore.

Other Markets. Revenue from the company’s other markets was up 23 percent to $8.2 million during the third quarter. Revenue in Europe was up 24 percent and revenue in Latin America improved 10 percent. In September, the company launched a new business model in Brazil involving local manufacturing of a new line of personal care products and a modified distributor compensation plan. Positive September results are expected to be further enhanced by the November introduction of Pharmanex products in Brazil. The executive distributor count in Europe and Latin America was up 4 percent in the third quarter compared to prior year results.

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Nu Skin Enterprises, Inc.
October 23, 2003

Division Results

Nu Skin. Third quarter personal care revenue was nearly level with prior year results at $120.8 million. Nu Skin introduced Tru Face Essence™, an advanced skin-firming product, in Taiwan and South Korea during distributor conventions in September. First launched in Japan in March of 2003, Tru Face Essence™ is now one of the top-five revenue-generating products for the division globally.

Pharmanex.     Revenue from the company’s nutrition division was $121.8 million during the third quarter, up 3 percent from the same period in 2002. The Pharmanex BioPhotonic Scanner and new weight management products continue to help drive Pharmanex revenue growth in the United States. Pharmanex automatic delivery orders were up 37 percent over prior year levels and have reached more than 200,000 orders per month globally.

Big Planet. Revenue from Big Planet was $7.5 million in the third quarter compared to $12.8 million in the same period in 2002. The decline in third quarter revenue was primarily related to the divestiture of the PEO and the transition away from unprofitable Big Planet services. During the third quarter, the company announced the appointment of Larry V. Macfarlane as president of Big Planet.

Operational Performance

        Due primarily to the divestiture of lower margin Big Planet products, the company’s gross margin improved to 82.5 percent in the third quarter. Selling expenses, previously referred to as distributor incentives, increased to 42.0 percent of revenue primarily due to the inclusion of sales employee labor and commission expenses in Mainland China, which were previously included in selling, general and administrative expenses. In addition, selling expenses as a percent of revenue were negatively impacted by a decrease in revenue from the PEO business, upon which no commissions were paid, and by the introduction of leadership incentives in Japan and the United States. The company’s operating margin of 9.8 percent includes one-time charges totaling $5.6 million related to headcount reductions and the divestiture of the PEO during the third quarter. Excluding these one-time charges, third quarter operating margin would have been 12.0 percent. The company generated $43 million of cash flow from operations during the third quarter and made $5.6 million in dividend payments.

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Nu Skin Enterprises, Inc.
October 23, 2003

        A GAAP reconciliation of operating margin, excluding the one-time restructuring charges, is included in the attached financial tables.

Outlook

        “We believe that the fourth quarter will be a continuation of our strong third quarter results,” said Ritch Wood, chief financial officer. “Japan, China and the United States will remain our focus. We expect fourth quarter revenue to be in the $260 to $265 million range. With China operations already profitable and the accretive nature of our share repurchase, fourth quarter earnings per share are expected to grow 25 to 30 percent on a year-over-year basis to $0.27 to $0.29. We anticipate that fourth-quarter results will allow us to post growth in both revenue and earnings for 2003.

        “We expect 2004 revenue to grow 7 to 9 percent over 2003, based upon a Japanese yen to the U.S. dollar exchange rate of 112 to 115 and revenue of $50 to $60 million in Mainland China. Including the positive impact of the share repurchase, 2004 earnings per share are projected to grow 20 to 25 percent to $1.01 to $1.05. Excluding the one-time charges in 2003, earnings growth would be approximately 15 to 20 percent.”

        Management’s overview of third quarter financial results will be available today, Thursday, Oct. 23, beginning at 1 p.m. (EDT) on the Investor portion of the company’s Web site, www.nuskinenterprises.com. A replay of management’s overview will be available on the company’s Web site through Nov. 6, 2003.

The Company

        Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 30 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

        Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements that represent the company’s current expectations and beliefs, including, among other things: (i) our plans to reinvest savings from headcount reductions on revenue-driving initiatives; (ii) our belief that the stock repurchase transaction will provide a significant benefit to our public shareholders; (iii) our belief that the strategic shifts in the Big Planet business and planned initiatives in other markets will improve profitability; and (iv) financial projections for the fourth quarter and the years 2003 and 2004

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Nu Skin Enterprises, Inc.
October 23, 2003

contained in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) any continued or increased regulatory scrutiny in China, which has from time to time in the past, and could in the future, negatively impact our business, (b) uncertainty regarding the ability of the company to successfully grow its business in China through a retail business model and effectively manage rapid growth in this market, including management of a large employed sales force; (c) risks that could adversely impact the company’s operations or financial results in its markets, including our largest market, Japan, such as any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in these markets; (d) regulatory risks associated with the Pharmanex BioPhotonic Scanner, which could delay or inhibit our use of the scanner if it is determined to be a medical device in any market; (e) risks of delays or other problems associated with the completion of the final design and mass production of the Pharmanex BioPhotonic Scanner; (f) any failure of planned initiatives to generate interest among distributors and generate sponsoring and selling activities on a sustained basis; (g) adverse publicity related to the company’s business, products or industry; ( h) continued competitive pressures in the company’s markets; and (i) risk that for any reason the stock repurchase transaction does not close. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s most recent registration statement on Form S-3 filed on October 20, 2003. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(financial tables to follow)

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Nu Skin Enterprises, Inc.
October 23, 2003

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the Third Quarters Ended September 30, 2003 and 2002
(in thousands, except per share amounts)

	2003	2002

Revenue
North Asia	$ 158,833	$ 154,383
North America	29,141	40,536
Greater China	34,783	27,473
Southeast Asia/Pacific	19,207	23,772
Other Markets	8,221	6,700

Total revenue	250,185	252,864

Cost of sales	43,697	49,689

Gross profit	206,488	203,175

Operating expenses
Selling expenses	105,044	101,942
General and administrative expenses	71,395	75,284
Net restructuring and other charges	5,592	--

Total operating expenses	182,031	177,226

Operating income	24,457	25,949

Other income (expense)	(433)	(640)

Income before provision for income taxes	24,024	25,309
Provision for income taxes	8,889	9,364

Net income	$ 15,135	$ 15,945

Net income per share
Basic	$ 0.19	$ 0.20
Diluted	$ 0.19	$ 0.19

Weighted average number of shares outstanding
Basic	80,301	81,459
Diluted	81,733	83,028

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Nu Skin Enterprises, Inc.
October 23, 2003

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the Nine Months Ended September 30, 2003 and 2002
(in thousands, except per share amounts)

	2003	2002
Revenue
North Asia	$ 446,164	$ 439,870
North America	92,105	110,109
Greater China	91,857	75,761
South Asia/Pacific	55,137	67,592
Other Markets	25,274	20,535

Total revenue	710,537	713,867

Cost of sales	130,598	142,402

Gross profit
	579,939	571,465

Operating expenses
Selling expenses	290,572	281,342
General and administrative expenses	213,865	213,276
Net restructuring and other charges	5,592	--

Total operating expenses	510,029	494,618

Operating income	69,910	76,847

Other income (expense)	1,108	(2,449)

Income before provision for income taxes	71,018	74,398
Provision for income taxes	26,276	27,527

Net income	$ 44,742	$ 46,871

Net income per share
Basic	$ 0.56	$ 0.57
Diluted	$ 0.55	$ 0.56

Weighted average number of shares outstanding
Basic	80,493	81,875
Diluted	81,834	83,301

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Nu Skin Enterprises, Inc.
October 23, 2003

Nu Skin Enterprises, Inc.
Reconciliation of GAAP Net Income and Earnings Per Share to
Net Income and Earnings Per Share Excluding One-Time
Restructuring and Other Charges
 (in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
GAAP Net income as reported	$ 15,135	$ 15,945	$ 44,742	$ 46,871

One-time charges
Charges related to headcount reductions and early
retirement program	5,067	--	5,067	--
Divestiture of PEO	525	--	525	--
Tax effects on adjustments	(2,069)	--	(2,069)	--

Total charges, net of tax effects	3,523	--	3,523	--

Net income excluding one-time charges	$ 18,658	$ 15,945	$ 48,265	$ 46,871

Diluted income per share excluding
one-time charges	$ 0.23	$ 0.19	$ 0.59	$ 0.56

Nu Skin Enterprises, Inc.
Reconciliation of GAAP Operating Margin to Operating Margin
Excluding One-Time Restructuring and Other Charges
For the Three Months Ended September 30,
(in thousands)

	2003	2002
GAAP Operating income as reported	$ 24,457	$ 25,949

One-time charges
Charges related to headcount reductions and early retirement program	5,067	--
Divestiture of PEO	525	--

Total charges	5,592	--

Operating income excluding one-time charges	$ 30,049	$ 25,949

GAAP Operating margin (GAAP operating income/revenue)	9.8%	10.3%
Operating margin excluding one-time charges (operating income
excluding one-time charges/revenue)	12.0%	10.3%

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Nu Skin Enterprises, Inc.
October 23, 2003

Nu Skin Enterprises, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2003	December 31, 2002

ASSETS
Current assets
Cash and cash equivalents	$ 144,435	$ 120,341
Accounts receivable	17,189	18,914
Inventories, net	87,059	88,306
Prepaid expenses and other	36,732	48,878

	285,415	276,439

Property and equipment, net	59,664	55,342
Goodwill	118,768	118,768
Other intangible assets, net	67,266	69,181
Other assets	92,439	92,108

Total assets	$ 623,552	$ 611,838

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 18,043	$ 17,992
Accrued expenses	58,304	77,808

	76,347	95,800

Long-term debt	87,077	81,732
Other liabilities	54,480	47,820

Total liabilities	217,904	225,352

Stockholders' equity
Class A common stock	37	36
Class B common stock	43	45
Additional paid-in capital	65,274	69,803
Accumulated other comprehensive loss	(70,528)	(68,988)
Retained earnings	413,415	385,590
Deferred compensation	(2,593)	--

	405,648	386,486

Total liabilities and stockholders' equity	$ 623,552	$ 611,838

Nu Skin Enterprises, Inc.
Distributor Growth by Market

	As of September 30, 2003		As of September 30, 2002		% Increase (Decrease)
	Active	Executive	Active	Executive	Active		Executive
North Asia	311,000	16,852	315,000	17,388	(1.3%	)	(3.1%	)
North America	70,000	2,657	72,000	2,461	(2.8%	)	8.0%
Greater China*	131,000	4,508	73,000	2,959	79.5%		52.3%
South Asia/Pacific	69,000	2,060	72,000	2,826	(4.2%	)	(27.1%	)
Other Markets	29,000	999	26,000	963	11.5%		3.7%

Total	610,000	27,076	558,000	26,597	9.3%		1.8%

*	Following the opening of 100 retail stores in China during 2003, active distributors includes 62,000 preferred customers and executive distributors includes 1,832 employed, full-time sales representatives.

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